Investor Contact:                        Media Contact:
Bonnie Gardiner                          Lee Garvin Flanagin
MIPS Technologies, Inc.                  MIPS Technologies, Inc.
+1 650 567 5064                          +1 650 567 5180
bonnieg@mips.com                         flanagin@mips.com


MIPS Technologies Stockholders Vote to Combine
Outstanding "MIPS, MIPSB" Common Stock


MOUNTAIN VIEW, Calif., - November 12, 2003 - MIPS Technologies, Inc., (Nasdaq: MIPS, MIPSB), announced today that at its regularly scheduled Annual Meeting of Stockholders, the stockholders voted to combine all outstanding Class A common stock and Class B common stock into a single class of common stock. The Board of Directors has approved filing an amended and restated Certificate of Incorporation to be effective November 14, 2003 so that trading in the new single class of common stock can commence with the opening of the market on Friday, November 14, 2003. The company has also notified NASDAQ that trading in the new single class of common stock under the ticker symbol "MIPS" should commence with the opening of the US stock market on Friday, November 14, 2003.



MIPS Technologies, Inc.
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at 650-567-5000 or www.mips.com.

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MIPS is a registered trademark in the United States and other countries of MIPS Technologies, Inc.